Exhibit 10.2
                             SUMMARY OF AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                   BETWEEN THE REGISTRANT AND PETER KATEVATIS

On June 18, 2006, the Board of Directors approved the following amendments to the Employment Agreement, dated May 1, 1992, between the registrant and its CEO, Peter Katevatis:

         1.       The termination date was extended from March 5, 2007 to March
                  5, 2015.

         2. Effective as of March 5, 2007, Mr. Katevatis's base salary was increased from $200,000 per year to $250,000 per year.

         3. Effective as of August 1, 2006, Mr. Katevatis was to be entitled to a cash bonus of $500,000, to be paid at the rate of $125,000 per year on August 1 of each year from 2006 through 2009, subject to the completion of a public offering of the registrant's subsidiary BioScopix yielding proceeds of at least $5,000,000. At Mr. Katevatis's option, such bonus amounts may converted into shares of BioScopix.